EXHIBIT 99.3

AMREP CORPORATION ANNOUNCES OFFICER AND DIRECTOR CHANGES

Princeton, N.J., Jan. 23, 2013 /PRNewswire/ - AMREP Corporation (NYSE: AXR) today announced that Nicholas G. Karabots, a member of the Company’s Board of Directors and Vice Chairman of the Board and its Executive Committee, and Theodore J. Gaasche, the Company’s President and Chief Executive Officer, effective at the close of business January 22, 2013, resigned from their positions with the Company.  Effective at the same time, Mr. Gaasche was appointed by the Board as a director of the Company to fill the vacancy created by Mr. Karabots’ resignation, and was also elected Vice Chairman of the Board’s Executive Committee.  No replacement for Mr. Gaasche as an officer has been selected and, in the absence of a Chief Executive Officer, the Executive Committee is charged with the oversight of the Company’s business between Board meetings.

Mr. Gaasche had been President and Chief Executive Officer of the Company since August 2011 and, while serving, was also a director of Spartan Organization, Inc., a company owned by Mr. Karabots.  Mr. Gaasche explained to the Board that he resigned as an officer in order to return to a more active role with Spartan where from 2009 through July 2011 he served as Executive Vice President – Operations.  Mr. Karabots indicated that he was leaving the Board due to the increased demands of his privately-held businesses during the past several years which have significantly reduced the time he has available to devote to Company matters.

Mr. Karabots, who had been a director of the Company since 1993, remains a significant Company shareholder, and recently purchased from the lending bank its more than $16 million loan to the Company’s AMREP Southwest real estate subsidiary and granted a five year extension of the loan’s maturity.

In addition to Mr. Gaasche, the other members of the Company’s Executive Committee are Edward B. Cloues, II, the Company’s Chairman of the Board and also the Chairman of the Board’s Executive Committee, and Albert V. Russo.  Mr. Cloues is the non-executive Chairman of two other New York Stock Exchange – listed companies, and from January 1998 until its sale on April 1, 2010 served as the Chairman and Chief Executive Officer of K-Tron International, Inc., a NASDAQ Global Select Market company.  Mr. Russo and his family are collectively the second largest Company shareholder, after Mr. Karabots and his affiliates.

AMREP Corporation’s Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

This press release contains statements that are forward-looking within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties that could cause results to differ materially from those anticipated.  Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission, as well as from other sources. Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein.  AMREP Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Peter M. Pizza, Vice President and Chief Financial Officer, +1-609-716-8210